Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flotek Industries, Inc. of our reports dated March 8, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flotek Industries, Inc., which reports appear in the Form 10-K of Flotek Industries, Inc. for the year ended December 31, 2017 and expresses an unqualified opinion, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP
Houston, Texas
June 25, 2018